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                                                                   EXHIBIT 2.1

                                MERGER AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

    THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of this 8th day of December, 1998, by and between CENTRAL
RESERVE LIFE CORPORATION, an Ohio corporation ("CRL"), and CERES GROUP, INC., a
Delaware corporation ("Ceres") and wholly-owned subsidiary of CRL.

    WHEREAS, the Board of Directors of CRL has determined that it would be in the best interests of CRL and its stockholders to reincorporate CRL in the State of Delaware; and

    WHEREAS, Ceres was formed for the purpose of reincorporating CRL in the State of Delaware by means of a parent-subsidiary merger qualifying as a tax-free reorganization;

    NOW, THEREFORE, the parties hereto agree as follows:

    1. THE MERGER.

        (a) MERGER AND REORGANIZATION. On the Effective Date (as defined below), CRL will be merged with and into Ceres (the "Merger"), in accordance with the terms of this Agreement, the provisions of Section 253 of the Delaware General Corporation Law, as amended (the "DGCL"), and the provisions of Section 1701.79 of the Ohio General Corporation Law, as amended (the "OGCL"), in a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Subject to Section 1(b) below, the Merger will be completed by filing a certificate of merger in the form attached hereto as EXHIBIT A with the Secretary of State of Ohio and a certificate of ownership and merger in the form attached hereto as EXHIBIT B with the Secretary of State of Delaware.

        (b) EFFECTIVE DATE. The effective date of the Merger will be December 8, 1998 (the "Effective Date").

        (c) SURVIVING CORPORATION. On the Effective Date, the separate corporate existence of CRL will cease and Ceres will be the survivor (the
    "Surviving Corporation"). The name of the Surviving Corporation will be "Ceres Group, Inc."

        (d)  CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION.  On the
    Effective Date, the certificate of incorporation of Ceres, as currently in effect, will become the articles of incorporation of the Surviving
    Corporation.

        (e) BYLAWS OF SURVIVING CORPORATION. On the Effective Date, the bylaws of Ceres, as currently in effect, will become the bylaws of the Surviving
    Corporation.

        (f) DIRECTORS OF SURVIVING CORPORATION. On the Effective Date, the directors of CRL will become the directors of the Surviving Corporation, and the members of the Executive, Investment, Audit and Compensation Committees of the Board of Directors of CRL will become the members of the same
    Committees of the Board of Directors of the Surviving Corporation.

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        (g)  OFFICERS OF SURVIVING CORPORATION.  On the Effective Date, the
    officers of CRL will become the officers of the Surviving Corporation.

        (h) PRINCIPAL OFFICE OF SURVIVING CORPORATION. On the Effective Date, the principal office of the Surviving Corporation shall be located at 17800
    Royalton Road, Strongsville, Ohio 44136-5197.

        (i)  QUALIFICATION AS FOREIGN CORPORATION AND CONSENT TO SERVICE OF
    PROCESS. The Surviving Corporation desires to transact business in the State of Ohio as a foreign corporation, and hereby appoints the following as its statutory agent upon whom process, notice or demand against the entity may be served in the State of Ohio: Linda S. Standish, Esq., 17800 Royalton
    Road, Strongsville, Ohio 44136-5197. The Surviving Corporation irrevocably consents to service of process on the statutory agent listed above as long as the authority of the agent continues, and to service of process upon the Secretary of State of the State of Ohio if the agent cannot be found, if the Surviving Corporation fails to designate another agent when required to do so or if the Surviving Corporation's license or registration to do business in the State of Ohio expires or is canceled.

        (j) ABANDONMENT OF MERGER. The Merger may be abandoned at any time prior to the filing of this Agreement with the Secretary of State of Ohio and the Secretary of State of Delaware, or the Effective Date, whichever occurs later, at the direction of the Board of Directors of either CRL or Ceres, notwithstanding prior approval of this Agreement and the Merger by the stockholders of CRL or Ceres.

    2. CONVERSION OF SHARES.


        (a)  CONVERSION OF COMMON SHARES OF CRL.  On the Effective Date, the
    Common Shares, without par value, of CRL ("Parent Common Shares"), issued and outstanding at that time will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into an equal number of fully paid Common Shares, par value $0.001 per share, of Ceres
    ("Subsidiary Common Shares"), and outstanding certificates representing
    Parent Common Shares will thereafter represent Subsidiary Common Shares.
    Upon surrender by each holder of certificates representing Parent Common
    Shares, a certificate representing the same number of Subsidiary Common
    Shares shall be issued to each such holder.



        (b)  CONVERSION OF NON-VOTING PREFERRED STOCK OF CRL.  On the Effective
    Date, the shares of Non-Voting Preferred Stock, without par value, of CRL
    ("Parent Preferred Shares"), issued and outstanding at that time (if any) will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into an equal number of fully paid shares of Non-Voting Preferred Stock, par value $0.001 per share, of Ceres
    ("Subsidiary Preferred Shares"), and any outstanding certificates representing Parent Preferred Shares will thereafter represent Subsidiary
    Preferred Shares. Upon surrender by each holder of certificates representing
    Parent Preferred Shares, a certificate representing the same number of Subsidiary Preferred Shares shall be issued to each such holder.


        (c)  CANCELLATION OF SUBSIDIARY COMMON SHARES HELD BY CRL.  On the
    Effective Date, the 100 Subsidiary Common Shares held by CRL (which represent all of the issued and outstanding shares of capital stock of Ceres immediately prior to the Merger) will, by virtue of the Merger, cease to exist and the certificate representing such shares will be canceled.

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    3. MISCELLANEOUS.

        (a) AMENDMENT. This Agreement may be amended in accordance with the provisions of Section 251(d) of the Delaware General Corporation Law and
    Section 1701.79(E) of the OGCL at any time prior to the filing hereof with the Secretary of State of the State of Delaware or the State of Ohio or the Effective Date, whichever occurs later, by means of a written instrument signed by all parties hereto.

        (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

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
                                CENTRAL RESERVE LIFE CORPORATION,
                                an Ohio corporation

                                By:  /s/ Linda S. Standish
                                     -----------------------------------------
                                     Linda S. Standish,
                                     SECRETARY

                                CERES GROUP, INC.,
                                a Delaware corporation

                                By:  /s/ Linda S. Standish
                                     -----------------------------------------
                                     Linda S. Standish,
                                     SECRETARY

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